Contact:	610-337-1000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release May 29, 2015

UGI Completes Acquisition of Total LPG Distribution Business in France

VALLEY FORGE, Pa., May 29 – UGI Corporation (NYSE:UGI) announced today that its wholly owned subsidiary, UGI France, has completed the previously announced acquisition of Total’s liquefied petroleum gas (LPG) distribution business in France (“Totalgaz”) for €423 million, subject to certain post-closing adjustments. The acquisition nearly doubles UGI’s retail distribution in France to approximately 500 million gallons annually. The company expects the transaction to be $0.14 to $0.18 per share dilutive for fiscal 2015 due to customary transaction expenses and the impact of acquiring the business during the non-core summer months. The transaction will be accretive in fiscal 2016 and beyond.

John L. Walsh, president and chief executive officer of UGI Corporation, said, “We are pleased to complete this important acquisition. Totalgaz is an excellent company with a long and successful operating history in France, and one that will significantly expand the scale of our existing Antargaz business in the country. We have a long history of successful acquisitions in Europe and this acquisition represents another step in our commitment to deliver profitable growth in the region.” Eric Naddeo, general manager of UGI France, added, “This is an exciting opportunity for UGI France as it significantly expands our customer base and will enable us to service our customers more efficiently. We look forward to welcoming the Totalgaz team.”

In connection with the transaction, UGI France completed the issuance of €600 million of bank term debt maturing in April 2020. The proceeds from this financing were used to refinance €342 million of existing debt at Antargaz and to fund the debt portion of the acquisition.

About UGI Corporation
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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